Exhibit 99.01

June 8, 2015
OG&E reacts to long-awaited ALJ report

Oklahoma City - Oklahoma Gas and Electric expressed mixed reactions to the recommendations of an Oklahoma Corporation Commission administrative law judge on the Company’s proposed Environmental Compliance and Mustang Modernization plans.

“We’re pleased that the ALJ agreed with so many of our positions,” said Paul Renfrow, Vice President of Public Affairs and Corporate Administration, “However, we are disappointed with the judge’s failure to allow for the recovery of costs through a rider for federally mandated environmental equipment that is already, or soon to be, in service. This simply kicks the can down the road.”

The judge agreed with the Company’s plan to be in compliance with Regional Haze and other EPA requirements by scrubbing two coal units at the Sooner Power Plant and converting two coal units at the Muskogee plant to natural gas.

The judge also affirmed that the Company’s cost estimates were reasonable for the environmental plan and agreed with OG&E’s concerns about adding more wind power at this time. The Company has already taken action regarding the judge’s recommendation to look into adding 200 MW of wind power in the future.

The Company expressed extreme disappointment that the judge did not recommend pre-approval of the Mustang plan. “We believe we presented a compelling case demonstrating the need for replacing the aging Mustang Plant,” Renfrow said. “The time pressures and need for generation do not go away.

“The judge had the difficult job of hearing more than a dozen parties to the case with multiple points of view,” he said. “We appreciate the complexity of his task. While the judge agreed with us on many facets of the case, we believe that he erred on several key points including not authorizing a recovery rider for the environmental plan.”

The company plans to file exceptions to some of the judge’s recommendations. The case will ultimately go to the three Corporation Commissioners for a final ruling.